EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Acquisition
On December 1, 2023, NewMarket Corporation (the Company or NewMarket) entered into a Securities Purchase Agreement (the Purchase Agreement) with Coyote Ultimate Holdings, LLC (Coyote) and AMPAC Intermediate Holdings, LLC (AMPAC), the ultimate parent company of American Pacific Corporation. On January 16, 2024, the Company completed its acquisition (the Acquisition) of all issued and outstanding ownership units of AMPAC pursuant to the Purchase Agreement. The Company satisfied the approximately $700 million purchase price with cash on hand and borrowings of approximately $690 million under its former revolving credit facility (see Debt Agreements below).
The Acquisition is being accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 805, Business Combinations (ASC 805). The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses and are presented to illustrate the estimated effects of the Acquisition.
The unaudited pro forma condensed combined statement of income for the year ended December 31, 2023 was prepared as if the Acquisition had occurred on January 1, 2023. The unaudited pro forma condensed combined balance sheet was prepared as if the Acquisition had occurred on December 31, 2023.
The following unaudited pro forma condensed combined financial information is derived from the historical financial statements of NewMarket and AMPAC, and should be read in conjunction with:
•NewMarket Corporation's consolidated financial statements included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 15, 2024.
•AMPAC's audited consolidated financial statements for the year ended September 30, 2023 that are included as Exhibit 99.1 in the Company's Report on Form 8-K/A filed with the SEC on February 28, 2024 to which this unaudited pro forma condensed combined financial information is being filed as an exhibit.
Debt Agreements
On January 22, 2024, NewMarket and certain foreign subsidiary borrowers entered into a credit agreement for a new $900 million revolving credit facility (the Revolving Credit Agreement). The revolving credit facility matures on January 22, 2029 and includes a $500 million sublimit for multicurrency borrowings, an initial letter of credit sublimit of $25 million and a $20 million sublimit for swingline loans. The Revolving Credit Agreement includes an expansion feature allowing the Company, subject to certain conditions, to request an increase in the aggregate amount of the revolving credit facility or obtain incremental term loans in an amount up to $450 million. The Company may also request an extension of the maturity date as provided for in the Revolving Credit Agreement.
Borrowings made under the revolving credit facility bear interest at a variable rate determined, at the Company's option, at an annual rate equal to (i) the Base Rate, (ii) Term SOFR, (iii) the Weekly Adjusted Term SOFR, (iv) the Alternative Currency Term Rate, or (v) the Alternative Currency Daily Rate, each plus the Applicable Rate and all as defined in the Revolving Credit Agreement. The Applicable Rate is based, at the Company's option, on either NewMarket's Leverage Ratio or Ratings Level. All capitalized terms are as defined in the Revolving Credit Agreement as filed on Form 8-K with the SEC on January 25, 2024.
Also on January 22, 2024, NewMarket entered into a credit agreement for a $250 million term loan (the Term Loan Credit Agreement). The term loan matures on January 22, 2026. NewMarket is required to repay the principal amount borrowed under the term loan in full at maturity. The Company may, in its sole discretion and subject to the conditions set forth in the Term Loan Credit Agreement, prepay amounts borrowed under the term loan, together with any accrued and unpaid interest, prior to maturity. Any amounts prepaid prior to maturity are not available for additional borrowings by NewMarket.

The principal amount borrowed under the term loan initially bears interest at a variable rate equal to Term SOFR plus the Applicable Rate. The Company may, at its option, elect for outstanding portions of the principal amount to instead bear interest at a variable rate equal to the Base Rate or Weekly Adjusted Term SOFR, plus, in each case, the Applicable Rate, subject to the conditions set forth in the Term Loan Credit Agreement. Similar to the revolving credit facility, the Applicable Rate is based, at the Company's option, on either its Leverage Ratio or Ratings Level. All capitalized terms are as defined in the Term Loan Credit Agreement as filed on Form 8-K with the SEC on January 25, 2024.
The obligations under the revolving credit facility and the term loan are unsecured and the obligations under the revolving credit facility are fully and unconditionally guaranteed by NewMarket.
Both the revolving credit facility and the term loan contain certain customary covenants, including financial covenants that require NewMarket to maintain a consolidated Leverage Ratio (as defined in each of the agreements) of no more than 3.75 to 1.00 except during an Increased Leverage Period (as defined in each of the agreements).
Concurrently with the Company's entry into the Revolving Credit Agreement and the Term Loan Credit Agreement described above, the former revolving credit facility dated as of March 5, 2020 was terminated. Upon termination, the Company repaid the amount outstanding under the former revolving credit facility, plus accrued and unpaid interest. NewMarket borrowed the entire $250 million available under the Term Loan Credit Agreement and approximately $465 million under the Revolving Credit Agreement to repay the amounts outstanding under the former revolving credit facility.

PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2023
(In thousands, except per-share amounts, unaudited)

	Historical		Transaction Accounting Adjustments		Pro Forma Combined
	NewMarket	AMPAC		Note
Net sales	$2,698,419	$123,995	$—		$2,822,414
Cost of goods sold	1,925,906	54,788	37,435	4A-D	2,018,129
Gross profit	772,513	69,207	(37,435)		804,285
Selling, general, and administrative expenses	151,470	26,806	(11,791)	4E-H	166,485
Research, development, and testing expenses	137,998	—	—		137,998
Operating profit	483,045	42,401	(25,644)		499,802
Interest and financing expenses, net	37,359	39,127	5,779	4I	82,265
Other income (expense), net	43,276	119	—		43,395
Income before income tax expense	488,962	3,393	(31,423)		460,932
Income tax expense	100,098	112	(7,605)	4J	92,605
Net income	$388,864	$3,281	$(23,818)		$368,327
Earnings per share - basic and diluted	$40.44				$38.30

Weighted average shares outstanding - basic and diluted	9,583				9,583

PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2023
(In thousands, except share amounts, unaudited)

	Historical		Transaction Accounting Adjustments		Pro Forma Combined
	NewMarket	AMPAC		Note
ASSETS
Current assets:
Cash and cash equivalents	$111,936	$7,669	$(11,474)	4K	$108,131
Trade and other accounts receivable, net	432,349	46,330	—		478,679
Inventories	456,234	12,649	11,500	4L	480,383
Prepaid expenses and other current assets	39,051	8,500	(6,500)	4M	41,051
Total current assets	1,039,570	75,148	(6,474)		1,108,244
Property, plant, and equipment, net	654,747	63,286	17,140	4N	735,173
Intangibles (net of amortization) and goodwill	124,642	374,216	297,368	4O	796,226
Prepaid pension cost	370,882	—	—		370,882
Operating lease right-of-use assets, net	70,823	—	—		70,823
Deferred charges and other assets	48,207	5,268	1,807	4P	55,282
Total assets	$2,308,871	$517,918	$309,841		$3,136,630
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$231,137	$4,469	$—		$235,606
Accrued expenses	76,546	12,355	(6,190)	4Q	82,711
Dividends payable	19,212	—	—		19,212
Income taxes payable	6,131	5,044	—		11,175
Operating lease liabilities	15,074	—	—		15,074
Current portion of long-term debt	0	3,300	(3,300)	4R	—
Other current liabilities	16,064	15,930	(14,000)	4R	17,994
Total current liabilities	364,164	41,098	(23,490)		381,772
Long-term debt	643,622	310,200	379,800	4R	1,333,622
Operating lease liabilities - noncurrent	55,058	—	—		55,058
Other noncurrent liabilities	168,966	52,200	67,951	4S	289,117
Total liabilities	1,231,810	403,498	424,261		2,059,569
Shareholders' equity:
Common stock and paid-in capital	2,130	148,877	(148,877)	4T	2,130
Accumulated other comprehensive (loss) income	(21,071)	19,703	(19,703)	4U	(21,071)
Retained earnings	1,096,002	(54,160)	54,160	4V	1,096,002
Total shareholders' equity	1,077,061	114,420	(114,420)		1,077,061
Total liabilities and shareholders' equity	$2,308,871	$517,918	$309,841		$3,136,630

1. Basis of Pro Forma Presentation
NewMarket's and AMPAC's audited historical financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.
The accompanying unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with ASC 805, as well as Article 11 of Regulation S-X, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses and are based on the audited historical financial statements of NewMarket and AMPAC. The unaudited pro forma information has been prepared as if the AMPAC acquisition was completed as of January 1, 2023 in the case of the condensed combined statement of income and as of December 31, 2023 in the case of the condensed combined balance sheet.
As AMPAC's fiscal year-end is September 30 and within one quarter of the Company's December 31 fiscal year-end, the pro forma condensed combined statement of income for the year ended December 31, 2023 includes the Company's consolidated statement of income for the year ended December 31, 2023 and AMPAC's consolidated statement of operations for its fiscal year ended September 30, 2023.
The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that would have been realized had the entities been a single entity as of or for the period presented.
Assumptions underlying the pro forma adjustments are described in Note 4, which should be read in conjunction with the unaudited pro forma condensed combined financial information. The transaction accounting adjustments are based on available information and assumptions that the Company's management believes are reasonable. These transaction accounting adjustments are estimates. Actual experience may differ from the estimates.
The acquisition is subject to closing adjustments and the purchase price valuation that have not yet been finalized. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information as required by SEC rules. Differences between these preliminary estimates and the final acquisition accounting may be material.
2.    Cash Consideration
The cash consideration for the acquisition amounted to $700 million.

3.    Preliminary Fair Value Allocation of Assets Acquired and Liabilities Assumed
We have initiated a purchase price valuation to determine the fair values of the tangible and intangible assets acquired and liabilities assumed and the amount of goodwill to be recognized as of the acquisition date. The amounts recorded for certain assets and liabilities are preliminary and are subject to change if additional information is obtained about facts that existed as of the acquisition date. These changes may be material. The final determination of the fair values of certain assets and liabilities will be completed within the measurement period of up to one year from the acquisition date.

A preliminary allocation of the purchase price is as follows (in thousands):

Cash	$7,669
Trade and other accounts receivable, net	46,330
Inventories	24,149
Prepaid expenses and other current assets	2,000
Property, plant, and equipment	80,426
Goodwill	254,192
Intangible assets	417,392
Other assets	5,105
Accounts payable	(4,469)
Accrued expenses	(6,165)
Other current liabilities	(1,930)
Income taxes payable	(5,044)
Other noncurrent liabilities	(15,158)
Deferred tax liabilities	(104,993)
Fair value of net assets acquired	$699,504

Identified property, plant, and equipment consisted of the following:

	Fair Value (in thousands)	Estimated Useful Lives (in years)
Land	$2,980
Land improvements	3,910	10
Buildings	9,360	21
Machinery and equipment	61,957	2-9
Construction in progress	2,219
Total identified property, plant, and equipment	$80,426

Identified intangible assets acquired consisted of the following:

	Fair Value (in thousands)	Estimated Useful Lives (in years)
Formulas and technology	$60,000	8
Trademarks	35,000	indefinite
Water rights	29,392	indefinite
Customer base	293,000	17
Total identified intangible assets	$417,392

4.    Summary Accumulation of Other Pro Forma Adjustments
The following pro forma adjustments result from the Acquisition and the impact of our debt agreements described above.
Pro Forma Condensed Combined Statement of Income adjustments for the year ended December 31, 2023:
A.Cost of goods sold - depreciation expense: The pro forma adjustment to cost of goods sold includes an increase of $0.6 million, resulting from the preliminary acquisition date fair value of the identified property, plant, and equipment. See Note 3.
B.Cost of goods sold - inventories adjustment: The pro forma adjustment to cost of goods sold includes an increase of $11.5 million, resulting from the preliminary acquisition date fair value of the inventories.
C.Cost of goods sold - amortization expense: The pro forma adjustment to cost of goods sold includes an increase of $24.7 million, resulting from the preliminary acquisition date fair value of the identified, finite-lived intangible assets. See Note 3.

D.Cost of goods sold - defined benefit pension plan service cost: The pro forma adjustment to cost of goods sold includes an increase of $0.6 million, resulting from the recognition of defined benefit pension plan service cost for the participation of AMPAC employees in the NewMarket Corporation defined benefit pension plan post-acquisition.
E.Selling, general, and administrative expenses - management fees: The Company purchased AMPAC from AE Industrial Partners, LP (AEI), a private equity firm. During the year ended September 30, 2023, AEI provided certain corporate advisory services to AMPAC for which it charged $2.3 million. These management fees were included in AMPAC's statement of operations for the year ended September 30, 2023. A pro forma adjustment in the amount of $2.3 million has been included as a reduction to selling, general, and administrative expenses as the contractual relationship giving rise to such management fees was terminated upon acquisition, and the Company will not incur these costs post-acquisition.
F.Selling, general, and administrative expenses - transaction costs: The pro forma adjustments to selling, general, and administrative expenses include an increase of $0.6 million for acquisition-related transaction costs incurred subsequent to the Acquisition.
G.Selling, general, and administrative expenses - amortization expense: The pro forma adjustments to selling, general, and administrative expenses include a reduction of $10.7 million to reclassify AMPAC's amortization of intangible assets to cost of goods sold. The Company classifies amortization of intangible assets as cost of goods sold. See Note 4C.
H.Selling, general, and administrative expenses - defined benefit pension plan service cost: The pro forma adjustment to selling, general, and administrative expenses include an increase of $0.6 million, resulting from the recognition of defined benefit pension plan service cost for the participation of AMPAC employees in the NewMarket Corporation defined benefit pension plan post-acquisition.
I.Interest and financing expenses, net: Pursuant to the Purchase Agreement, the Company acquired AMPAC on a cash-free, debt-free basis. AMPAC's outstanding debt was discharged using the purchase price consideration received from the Company. Following the Acquisition, on January 22, 2024, the Company entered into a new five-year, $900 million revolving credit facility that replaced our prior $900 million facility and also entered into a two-year, $250 million unsecured term loan. A pro forma adjustment in the amount of $5.8 million has been included to increase interest and financing expenses, net, to reflect the estimated difference in interest and financing expenses associated with the additional borrowings the Company used to finance the Acquisition as compared to the interest expense reported on AMPAC's statement of operations for the year ended September 30, 2023. The interest rates assumed for the revolving credit facility and the term loan for the purposes of preparing this pro forma financial information range from 6.4% to 6.5%. A 0.125% change in the variable interest rate would change the pro forma interest expense by $0.9 million.
J.Income tax expense: The pro forma adjustment of a $7.6 million benefit to income tax expense reflects the estimated tax effect of the taxable pro forma adjustments. The adjustment was calculated using a blended statutory income tax rate of 24.7%. The effective tax rate of the Company could be significantly different as the legal entity structure and activities of the combined company are integrated.
Pro Forma Condensed Combined Balance Sheet adjustments as of December 31, 2023:
K.Cash and cash equivalents: The pro forma adjustment of $11.5 million to cash and cash equivalents reflects the cash on hand that was used by the Company to execute the Acquisition ($9.5 million) and to pay the deferred financing costs associated with the new revolving credit facility and term loan ($2.0 million). See Note 4P.
L.Inventories: The pro forma adjustment of $11.5 million to inventories reflects the preliminary acquisition date fair value. The fair value adjustment was determined based on the estimated selling prices of the inventory, less the remaining manufacturing and selling costs.
M.Prepaid expenses and other current assets: The pro forma adjustment of $6.5 million to prepaid expenses and other current assets reflects the elimination of AMPAC's related party note receivable. The note was settled upon Acquisition.
N.Property, plant, and equipment, net: The pro forma adjustment of $17.1 million to property, plant, and equipment, net, reflects the preliminary acquisition date fair value. See Note 3.
O.Intangibles (net of amortization) and goodwill: The pro forma adjustment of $297.4 million to intangibles (net of amortization) and goodwill reflects the preliminary acquisition date fair value of the identified intangible assets acquired and the goodwill resulting from the preliminary fair value allocation of the purchase price. See Note 3.

P.Deferred charges and other assets: Following the Acquisition, on January 22, 2024, the Company entered into a new five-year, $900 million revolving credit facility that replaced our prior $900 million facility and also entered into a two-year, $250 million unsecured term loan. The pro forma adjustment in the amount of $1.8 million to deferred charges and other assets reflects the deferred financing costs associated with the new revolving credit facility and term loan ($2.0 million), net of the elimination of the deferred financing costs on AMPAC's revolving credit facility ($0.2 million).
Q.Accrued expenses: Pursuant to the Purchase Agreement, the Company acquired AMPAC on a cash-free, debt-free basis. AMPAC's accrued interest was discharged using the purchase price consideration received from the Company. As a result, a pro forma adjustment has been included to reduce accrued expenses by $6.2 million for AMPAC's accrued interest expense.
R.Current portion of long-term debt/Other current liabilities/Long-term debt: Pursuant to the Purchase Agreement, the Company acquired AMPAC on a cash-free, debt-free basis. AMPAC's outstanding debt was discharged using the purchase price consideration received from the Company. As a result, pro forma adjustments have been included to reduce the current portion of long-term debt by $3.3 million, other current liabilities by $14.0 million and long-term debt by $310.2 million. The reduction to long-term debt is comprised of $315.5 million of debt, net of $5.3 million of deferred financing costs. Additionally, a pro forma adjustment for $690.0 million to increase long-term debt reflects the Company's additional borrowings under its revolving credit facility and term loan to finance the Acquisition.
S.Other noncurrent liabilities: The pro forma adjustments to Other noncurrent liabilities amounted to a net increase of $68.0 million reflecting adjustments in deferred taxes and defined benefit pension obligations. The defined benefit pension obligation increased $1.0 million resulting from the remeasurement of the funded status of the AMPAC plans as of the acquisition date. The increase in deferred tax liabilities of $67.0 million resulted from (i) an increase of $116.6 million for the newly valued acquired identified intangible assets and fixed assets, and (ii) an increase of $3.7 million due to the valuation of the acquired AMPAC inventory, which were partially offset by a reduction of $53.3 million related to the elimination of AMPAC's pre-acquisition intangible and fixed assets.
T.Common stock and paid in capital: The pro forma adjustment of $148.9 million to reduce common stock and paid-in capital reflects the elimination of AMPAC's members' capital.
U.Accumulated other comprehensive (loss) income: The pro forma adjustment of $19.7 million (net of deferred income taxes) to increase accumulated other comprehensive (loss) income reflects the elimination of AMPAC's accumulated other comprehensive income related to their defined benefit pension plan and supplemental executive retirement plan.
V.Retained earnings: The pro forma adjustment of $54.2 million to increase retained earnings reflects the elimination of AMPAC's accumulated deficit.